Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dragonfly Energy Holdings Corp.

Reno, Nevada

We hereby consent to the incorporation by reference in the Form S-8 constituting a part of this Registration Statement of our report dated April 17, 2023, relating to the consolidated financial statements of Dragonfly Energy Holdings Corp., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Spokane, Washington

August 30, 2023